Exhibit 2.1

SECOND AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment (“Second Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of April 18, 2025, by and among (i) Alps Life Sciences Inc, a Cayman Islands exempted company (“Alps Holdco”); (ii) Globalink Investment Inc., a Delaware corporation (“Parent”), (iii) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Business Combination Agreement) other than Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (the “Parent Representative”), and (iv) Dr. Tham Seng Kong, an individual, in the capacity as the representative from and after the Effective time for Alps Holdco Shareholders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Alps Global Holding Pubco, a Cayman Islands exempted company (“Pubco”), Alps Biosciences Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Alps Holdco, Parent, Parent Representative and Seller Representative have entered into that certain Amended and Restated Business Combination Agreement, dated as of May 20, 2024, as amended by the first amendment dated March 6, 2025 (the “Original Agreement,” and as further amended, including by this Second Amendment, the “Business Combination Agreement”);

WHEREAS, Section 13.2 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, Alps Holdco, the Parent Representative and the Seller Representative; and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, remove the Parent’s representation that its securities are listed on the Nasdaq Stock Market, LLC.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 2.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.3 Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of Reincorporation Merger shall be as provided in this Agreement, the Reincorporation Merger Certificate, the Reincorporation Plan of Merger and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Merger Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Parent and Pubco shall immediately vest in and become the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Reincorporation Merger Surviving Company and the Reincorporation Merger Surviving Company shall be liable for and subject, in the same manner as Parent and Pubco, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of Parent and Pubco, which shall include the assumption by the Reincorporation Merger Surviving Company of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing.”

(b) Section 6.10 of the Original Agreement is hereby deleted in its entirety.

(c) Section 7.5(e) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(e) In accordance with Parent’s amended and restated certificate of incorporation, as amended, and applicable securities laws, rules and regulations, including the Delaware General Corporation Law, in the Proxy Statement, Parent shall seek from the holders of shares of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval of the Mergers; (ii) a proposal to amend Parent’s charter pursuant to an amendment to eliminate from the Parent’s charter the limitation that Parent will not consummate any initial business combination unless it (or any successor) has net tangible assets of at least $5,000,001 upon consummation of such business combination; (iii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (iv) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers as reasonably determined by Alps Holdco and Parent (the proposals set forth in the forgoing clauses (i) through (iv) collectively, the “Parent Proposals”).”

(d) Section 9.5 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, Alps Holdco shall use commercially reasonable efforts to cause (a) Pubco’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Reincorporation Merger Surviving Company Ordinary Shares, including the Merger Consideration Shares, and the Reincorporation Merger Surviving Company Warrants to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.”

(e) Section 10.2(k) of the Original Agreement is hereby deleted in its entirety.

2. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Original Agreement and the Additional Agreements are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Additional Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.8, and 13.10 through 13.21 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Second Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Parent:

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

Alps Holdco:

ALPS LIFE SCIENCES INC

By:	/s/ Dr. Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:	Chief Executive Officer and Director

Parent Representative:

GL SPONSOR LLC, in the capacity as the Parent Representative

By:	/s/ Yan Xun Ng
Name:	Yan Xun Ng
Title:	Manager

Seller Representative:

/s/ Tham Seng Kong
Dr. Tham Seng Kong, in the capacity as the Seller Representative

[Signature Page to Second Amendment]